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                                                                     Exhibit (b)


[FTN FINANCIAL LOGO]                                             CAPITAL MARKETS
                                                                 EQUITY RESEARCH
                                                              INVESTMENT BANKING
                                                          CORRESPONDENT SERVICES
                                                             STRATEGIC ALLIANCES


November 24,2004

Mr. J. Ed Eisemann, IV
Republic Corporation
100 E. Main Street
Trinidad, CO 81082


Dear Mr. Eisemann:

      On behalf of First Tennessee Bank ("FTB") and FTN Financial Capital Markets, a division of FTB ("FTN"), it is our pleasure to confirm our commitment to arrange for the purchase of trust preferred securities ("Trust Preferred Securities") to be issued by a to-be-created business trust subsidiary of your financial institution in the aggregate amount of up to $8,000,000.00 (the "Transaction"), such Transaction to take place no later than March 15, 2005. The Trust Preferred Securities will, at our option, be purchased in private placements by FTB, third-party purchaser(s) to be identified by FTN, or to both FTB and such third-party purchasers.

      The Trust Preferred Securities will have the general characteristics and features that are typical for trust preferred securities that are issued by financial institutions. The Trust Preferred Securities will be floating rate securities with a distribution rate at three-month LIBOR plus 2.25%. The Trust Preferred Securities will be placed by FTN, and Keefe, Bruyette and Woods, Inc. (the "Placement Agents") and an aggregate placement fee of 0% will be paid by your institution to the Placement Agents for their services in facilitating the Transaction. No other fees or charges will be assessed by the Placement Agents. FTN will be responsible for paying all trustee fees and legal fees with the Transaction.

      The Placement Agents will provide at no extra cost all of the documentation necessary to carry out the Transaction, including a form of proposed resolutions to be passed by your board of directors, documents to establish your institution's business trust subsidiary and to issue the Trust Preferred Securities, and the certificates, receipts and other documentation necessary to close the Transaction. Upon your signing and returning a copy of this letter to FTB, copies of the requisite documentation will be promptly delivered to you.

      This commitment is subject to the following terms and conditions:

            1. Your institution will have taken all necessary and appropriate action to establish a business trust subsidiary and such business trust subsidiary will be formed prior to entering into a definitive placement agreement.




FTN FINANCIAL GROUP
845 Crossover Lane, Suite 150
Memphis, Tennessee 38117
901.435.8080/ 800.456.5460
www.ftnfinancial.com
--------------------------------------------------------------------------------

Although this information has been obtained from sources which we believe to be reliable, we do nor guarantee its accuracy, and it may be incomplete or condensed. This is for informational purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. All herein listed securities are subject to availability and change in price. Past performance is not indicative of future results. Changes in any assumptions may have a material effect on projected results.

FTN Financial Group and FTN Financial Capital Markets are divisions of First Tcnncsscc Bank National Association (FTB). FTN Financial Securities Corp (FFSC). FTN Financial Capital Assets Corporation, and FTN Midwest Research Securities Corp (MWRE) am wholly owned subsidiaries of FTB. FFSC and MWRE arc members of the NASD and SIPC. Equity research is provided by MWRE FTN Financial Group, through FTB or its affiliates, offers investment products and services.
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            2. Your institution will have entered into a definitive placement agreement with the Placement Agents, a subscription agreement with the purchaser(s), an indenture, an amended and restated declaration of trust, a guarantee and such other agreements, instruments and documentation as the Placement Agents reasonably deem necessary or advisable for purposes of carrying out the Transaction. All such documents will be executed in a timely manner by the appropriate officers of your institution and its business trust and will be in form and substance satisfactory to FTB and the Placement Agents.

            3. Your institution will have delivered a legal opinion from your outside counsel opining to the customary matters set forth in the placement agreement.

            4. There will not have occurred any material adverse change in the condition (financial or otherwise) of your institution or any of its subsidiaries from that reflected in the information provided us during our due diligence. You understand and agree that FTB and the Placement Agents will rely upon the accuracy and completeness of all information received from you and your officers, directors, employees and representatives, including your legal counsel and independent accountants.

            5. There will not have been issued any Supervisory Action by a bank regulatory authority against your institution or any of its subsidiaries or officers or directors, and no such Supervisory Action will be pending or otherwise threatened. "Supervisory Action" means and includes the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding, cease and desist order, injunction, directive, restraining order, notice of charges, or civil money penalties (regardless of whether consented or agreed to by the party to whom it is addressed), against your institution or any of its subsidiaries or the directors or officers of any of them, whether temporary or permanent.

       You understand and agree that if anything occurs after you provide information to FTB or the Placement Agents which renders any such information untrue, misleading or otherwise inaccurate, you will promptly notify each of FTB and the Placement Agents. Except as may be required by law or any regulatory authority, no advice rendered by the Placement Agents or FTB (or any of their agents, consultants or affiliates) to you and or your officers, trustees, employees, agents or directors in connection with the Transaction will be quoted, nor will any such advice be referred to, in any press release, public statement or other public communication by you or any director, officer, employee, trustee, agents or representative of you, without the prior consent of the affected party.

       Please feel free to contact David Work at 901-435-7970 or Jim Wingett at 901-435-8265 regarding any questions you may have. We appreciate this opportunity and look forward to working with you.


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       To accept this commitment, please sign where indicated below and return one original of this letter to FTN Financial. Your acceptance of this commitment as aforesaid constitutes your agreement to sell the Trust Preferred Securities to the prospective purchasers identified in the first paragraph of this letter upon the terms and conditions described above.



                                     Sincerely,


       /s/ David S. Work                         /s/ James D. Wingett
       ----------------------------              -------------------------------
       David S. Work                             James D. Wingett
       Executive Vice President                  Managing Director
       Correspondent Services                    FTN Financial Capital Markets
       First Tennessee Bank

                         Accepted and agreed to this 29th day of November, 2004

                         By:    /s/ J. Ed Eisemann, IV
                                ---------------------------------
                         Name:  J. Ed Eisemann, IV
                                ---------------------------------
                         Title: Vice-President
                                ---------------------------------


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